Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to Registration Statement No. 333-156742 on Form S-11 of our report dated March 27, 2012, relating to the consolidated financial statements of Hines Global REIT, Inc. and subsidiaries as of December 31, 2011 and 2010 and for the each of the three years in the period ended December 31, 2011, and the related financial statement schedule, appearing in the Annual Report on Form 10-K/A of Hines Global REIT, Inc. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
October 15, 2012